EXHIBIT 99.1


COMPANY PRESS RELEASE

SOURCE: RAVEN INDUSTRIES, INC.

RAVEN INDUSTRIES ANNOUNCES AMENDMENT TO SHAREHOLDER RIGHTS
AGREEMENT AS IT CONTINUES TO REPURCHASE ITS SHARES

SIOUX FALLS, S.D., Sept. 29 /PRNewswire/ -- Raven Industries, Inc. (Nasdaq: RAVN
- news) announced today that its Board of Directors has approved an amendment to is shareholder rights plan, effective September 22, 1998. This plan was initially adopted on March 16, 1989.

The main change to the Plan is concerned with increasing the ownership threshold for determining "Acquiring Persons" under the Plan from 20 percent to 25 percent of common stock ownership. The change is designed to prevent existing shareholders from inadvertantly crossing the ownership threshold, which would cause the Rights to become exercisable.

Specifically, the management and board of Raven Industries wish to prevent current shareholders from involuntarily crossing the ownership threshold as a result of the company repurchasing shares of common stock pursuant to its ongoing share repurchase program. President and Chief Executive Officer David A. Christensen commented that the amendment "allows Raven Industries to continue to take advantage of buying opportunities in the market in connection with its share repurchase program without inadvertantly causing some of our larger shareholders to trigger the Rights."

Christensen added that changes to the Plan were not made in response to any known effort to acquire Raven Industries, Inc., but rather "as a precaution to ensure continued shareholder value and equity." The Company currently has no shareholder with an interest of 20 percent or more of outstanding common shares, and is not aware of any current attempt to take control of the Company.

Raven Industries is a diversified manufacturer that supplies plastics, electronics and special-apparel products to various markets.


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